Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Ohio Dividend Advantage Municipal Fund 2
333-66062
811-10445


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, January
31, 2012, March 5 and March 14, 2012.

Voting results for January 31, 2012 are as follows:

<c> Common and Preferred shares voting together as a class
 <c> Preferred shares voting together as a class
To approve the elimination of the fundamental policies relating to the Funds ability to make loans.


   For
            2,411,599
               718,267
   Against
               380,673
               197,800
   Abstain
                 98,512
                 25,500
   Broker Non-Votes
               782,297
               548,433
      Total
            3,673,081
            1,490,000



To approve the new fundamental policy relating to the Funds ability to make loans.


   For
            2,361,917
               702,267
   Against
               403,510
               213,800
   Abstain
               125,357
                 25,500
   Broker Non-Votes
               782,297
               548,433
      Total
            3,673,081
            1,490,000

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090070